Exhibit 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS FIRST QUARTER 2010 RESULTS

Philadelphia, PA – April 19, 2010.   Crown Holdings, Inc. (NYSE:CCK) today announced its financial results for the first quarter ended  March 31, 2010.

First Quarter Highlights

•	Income Per Diluted Share of $0.25

•	Income Per Diluted Share Before Certain Items increases from $0.28 to $0.30

•	Global beverage can sales unit volumes up 4.5%

Net sales in the first quarter were $1,777 million compared to $1,684 million in the first quarter of 2009, primarily driven by increased global sales unit volumes and $79 million from foreign currency translation which offset the pass-through of lower raw material costs.

First quarter gross profit improved to $250 million over the $245 million in the 2009 first quarter, reflecting an increase in global sales unit volumes, cost reductions, efficiency improvements and $9 million from foreign currency translation, all of which more than offset inventory repricing gains recognized in the first quarter of 2009 that did not recur in 2010.

Selling and administrative expense was $79 million in the first quarter compared to $89 million in the prior year.  The decrease in expense reflects a benefit of $20 million ($20 million, net of tax, or $0.12 per diluted share) from the settlement of a legal dispute unrelated to the Company’s ongoing operations, partially offset by other net increases including $4 million due to foreign currency translation.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) increased to $171 million in the 2010 first quarter over the $156 million in the 2009 first period.   The increase in 2010 includes the settlement benefit of $20 million referred to above (and included in corporate and other unallocated items in the Segment Information table) and $5 million due to foreign currency translation.  Excluding the $20 million settlement benefit, segment income was $151 million or 8.5% of net sales in the 2010 first quarter compared to 9.3% in the first three months of 2009 reflecting the inventory repricing which benefitted the first quarter of 2009 but did not recur in the first quarter of 2010.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “Although it is our seasonally smallest quarter, the Company achieved excellent operating results for the first three month period, beating our own expectations and setting the stage for another strong year.  Globally, beverage can sales rose 4.5% fueled by continued growth in the emerging markets of Asia and South America as well as initial production from our new plant in Slovakia.  At the same time, North American beverage can volume increased 3.9%, outpacing the market on volume gains resulting from changing customer mix.  Volumes were significantly higher in our aerosols, metal vacuum closures and specialty packaging businesses, all of which we view as leading indicators of recovery in consumer demand.  Equally important, volumes in our food can businesses continued their recovery compared to last year and ongoing benefits from cost reductions offset much of the inventory repricing recognized in the prior year first quarter.”

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

“During the quarter, we announced four significant expansion projects: two in Brazil and one each in China and Vietnam.  These are in addition to projects that were already underway in Brazil and Thailand, all of which are to meet the growing demand in these emerging markets.  All-in-all, we remain excited about our growth opportunities in 2010 and beyond,” Mr. Conway concluded.

Interest expense in the first quarter was $47 million compared to $61 million in the first quarter of 2009.  The decrease reflects the impact of lower average debt outstanding and lower average borrowing rates offset by a $1 million increase due to foreign currency translation.

During the first quarter, the Company further realigned its North American food can operations and as a result recorded a restructuring charge of $22 million ($22 million, net of tax, or $0.14 per diluted share) for the closure of a plant in Canada.  The cash cost of the restructuring, before anticipated property sale proceeds, is expected to be $16 million with expected annual savings of approximately $15 million when fully implemented.  An additional charge of approximately $17 million for pension settlements is expected to be recorded in 2010 or 2011 when the Company receives regulatory approval to settle these obligations.  During the first quarter of 2009, the Company recorded a net charge of $5 million ($0.03 per diluted share) in equity earnings related to the closure of its non-consolidated PET plastic bottle operation in Brazil.

“It is always unfortunate when, after careful analysis, a determination is made that a plant should be closed.  However, this move is expected to increase utilization rates throughout our North American food can system while still allowing us to meet current and anticipated market needs," Mr. Conway said.

The provision for income taxes in the first quarter of 2010 includes a charge of $7 million ($.04 per diluted share) to recognize the tax impact of the new U.S. health care legislation on the Company.  Under the new rules, federal subsidies received by the Company related to payments made for retiree prescription drug benefits will now be taxable beginning in 2013. In addition to the one-time charge of $7 million, the impact of the legislation will increase the Company’s annual tax provision by approximately $2 million in 2010.

Net income attributable to Crown Holdings in the first quarter was $41 million, compared to $40 million in the first quarter of 2009.  Earnings per diluted share were $0.25 in the first quarter of both 2010 and 2009.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Net debt (a non-GAAP measure defined by the Company as total debt less cash) was $327 million lower at March 31, 2010 than at March 31, 2009, primarily the result of free cash flow generated in the twelve months ended March 31, 2010, partially offset by increases of $185 million due to a change in accounting for receivables securitizations as discussed below, and $37 million due to foreign currency translation.  Currency translation reduced net debt by $30 million from December 31, 2009.

Due to a change in accounting guidance, the Company’s current receivables securitization facilities are now accounted for as securitized borrowings and are included in the total debt of $3,174 million at March 31, 2010 as presented below.   This change in accounting also affects the Company’s reported cash flow from operations in 2010 as the cash received from the securitizations will be reported as financing activities instead of operating activities.  Prior period amounts have not been restated.

Debt and cash amounts were:

	March 31,	December 31,	March 31,	December 31,
	2010	2009	2009	2008

Total debt	$3,174	$2,798	$3,398	$3,337
Cash	399	459	296	596
Net debt	$2,775	$2,339	$3,102	$2,741

Receivables securitizations not included in total debt above	$0	$232	$204	$234

Non-GAAP Measures
Segment income, free cash flow and net debt are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures).  In addition, the information presented regarding net income before certain items and income before certain items per diluted share does not conform to GAAP and includes non-GAAP measures.  Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share, cash flow or total debt data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources.  Free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.  The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes net debt is a useful measure of the Company’s debt levels and that net income before certain items and income before certain items per diluted share can be used to evaluate the Company’s operations.  Segment income, free cash flow, net debt, net income before certain items and income before certain items per diluted share are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, free cash flow, net debt, net income before certain items and income before certain items per diluted share can be found within this release.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Conference Call
The Company will hold a conference call tomorrow, April 20, 2010 at 9:00 a.m. (EDT) to discuss this news release.  Forward-looking and other material information may be discussed on the conference call.  The dial-in numbers for the conference call are (630) 395-0436 or toll-free (888) 566-5969 and the access password is “packaging.”  A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com.  A replay of the conference call will be available for a one-week period ending at midnight on April 27.  The telephone numbers for the replay are (203) 369-3971 or toll free (800) 947-6586 and the access passcode is 9451.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements.  These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to grow in emerging markets such as Asia and South America, whether demand will increase for food cans and the Company’s other products and whether the Company can realize cost savings from restructuring activities while continuing to meet market needs, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements.  Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2009 and in subsequent filings made prior to or after the date hereof.  The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world.  World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President – Finance, (215) 698-5341, or
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow this page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended March 31,
	2010	2009
Net sales	$1,777	$1,684

Cost of products sold	1,483	1,392
Depreciation and amortization	44	47
Gross profit (1)	250	245
Selling and administrative expense	79	89
Provision for restructuring	22	1
Asset impairments and sales	(1)
Interest expense	47	61
Interest income	(1)	(2)
Translation and foreign exchange adjustments		4
Income before income taxes	106	92
Provision for income taxes	39	24
Equity (loss)/earnings in affiliates		(5)
Net income	67	63
Net income attributable to noncontrolling interests	(26)	(23)
Net income attributable to Crown Holdings	$41	$40
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.26	$0.25
Diluted	$0.25	$0.25

Weighted average common shares outstanding:
Basic	160,714,929	158,491,731
Diluted	163,100,074	160,753,399
Actual common shares outstanding	161,947,341	159,969,143

                                                                                       (1)  A reconciliation from gross profit to segment income is found on the following page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources.  Segment income is defined by the Company as gross profit less selling and administrative expense.  A reconciliation from gross profit to segment income for the three months ended March 31, 2010 and 2009 follows:

	Three Months Ended March 31,
	2010	2009
Gross profit	$250	$245
Selling and administrative expense	79	89
Segment income	$171	$156

                                                           Segment Information

	Three Months Ended March 31,
Net Sales	2010	2009

Americas Beverage	$480	$409
North America Food	197	197
European Beverage	314	339
European Food	404	389
European Specialty Packaging	91	81
Total reportable segments	1,486	1,415
Non-reportable segments	291	269
Total net sales	$1,777	$1,684

Segment Income

Americas Beverage	$57	$41
North America Food	16	18
European Beverage	52	57
European Food	40	52
European Specialty Packaging	3	1
Total reportable segments	168	169
Non-reportable segments	45	42
Corporate and other unallocated items	(42)	(55)
Total segment income	$171	$156

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Reconciliation from Net Income and Income Per Diluted Common Share to Net Income before Certain Items and Income Per Diluted Common Share before Certain Items
The following table reconciles reported net income and diluted earnings per share attributable to the Company to net income before certain items and income per diluted common share before certain items, as used elsewhere in this release.

	Three Months Ended
	March 31,
	2010	2009
Net income attributable to Crown Holdings, as reported	$41	$40
Items, net of tax:

Settlement of dispute (1)	(20)
Provision for restructuring (2)	22
Asset impairment and sales (3)	(1)
Income taxes (4)	7
Closure of non-consolidated PET joint venture (5)		5
Net income before the above items	$49	$45

Income per diluted common share as reported	$0.25	$0.25
Income per diluted common share before the above items	$0.30	$0.28

Effective tax rate as reported	36.8%	26.1%
Effective tax rate before the above items	29.9%	26.1%

Net income before certain items, income per diluted common share before certain items and the effective tax rate before certain items are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, income per diluted common share and effective tax rates determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).  The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)
In the first quarter of 2010, the Company recorded a benefit of $20 million ($20 million, net of tax, or $0.12 per diluted share) in selling and administrative expense for a legal settlement unrelated to the Company’s ongoing operations.

(2)	In the first quarter of 2010, the Company recorded a restructuring charge of $22 million ($22 million, net of tax, or $0.14 per diluted share) for the closure of a plant in Canada.

(3)	In the first quarter of 2010, the Company recorded a net gain of $1 million ($1 million, net of tax, or $0.01 per diluted share) for asset impairments and sales.

(4)	In the first quarter of 2010, the Company recorded a charge of $7 million ($.04 per diluted share) to recognize the tax impact of the new U.S. health care legislation on the Company’s deferred taxes.

(5)
In the first quarter of 2009, the Company recorded a charge of $5 million in equity earnings ($5 million, net of tax, or $0.03 per diluted share) related to the closure of its non-consolidated PET plastic bottle operation in Brazil.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

March 31,	2010	2009
Assets
Current assets
Cash and cash equivalents	$399	$296
Receivables, net (1)	1,044	814
Inventories	1,076	1,154
Prepaid expenses and other current assets	128	146
Total current assets	2,647	2,410

Goodwill	1,974	1,904
Property, plant and equipment, net	1,453	1,421
Other non-current assets	716	845
Total	$6,790	$6,580

Liabilities and equity
Current liabilities
Short-term debt (1)	$218	$52
Current maturities of long-term debt	31	28
Account payable and accrued liabilities	1,712	1,704
Total current liabilities	1,961	1,784

Long-term debt, excluding current maturities	2,925	3,318
Other non-current liabilities	1,473	1,398

Noncontrolling interests	395	354
Crown Holdings shareholders’ equity/(deficit)	36	(274)
Total equity	431	80

Total	$6,790	$6,580

(1)
2010 amounts are presented in accordance with new accounting guidance related to receivables securitizations that was effective as of January 1, 2010.  The impact of the guidance was to increase both the Company’s receivables and short-term debt as of March 31, 2010 by $185 million as compared to the amounts that would have been reported under the previous guidance.  2009 amounts have not been restated.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Three months ended March 31,	2010	2009

Cash flows from operating activities
Net income	$67	$63
Depreciation and amortization	44	47
Other, net (1)	(527)	(455)

Net cash used for operating activities (A)	(416)	(345)

Cash flows from investing activities
Capital expenditures	(32)	(50)
Other	11

Net cash used for investing activities	(21)	(50)

Cash flows from financing activities
Net change in debt (1)	396	112
Other, net	(10)	2

Net cash provided by financing activities	386	114

Effect of exchange rate changes on cash and cash equivalents	(9)	(19)

Net change in cash and cash equivalents	(60)	(300)

Cash and cash equivalents at January 1	459	596

Cash and cash equivalents at March 31	$399	$296

(A)
Free cash flow is defined by the Company as net cash used for operating activities less capital expenditures.  A reconciliation from net cash used for operating activities to free cash flow for the three months ended March 31, 2010 and 2009 follows:

Three months ended March 31,	2010	2009

Net cash used for operating activities (1)	$(416)	$(345)
Capital expenditures	(32)	(50)
Free cash flow (1)	$(448)	$(395)

(1)
2010 amounts are presented in accordance with new accounting guidance related to receivables securitizations that was effective as of January 1, 2010.  The impact of the guidance for the three months ended March 31, 2010, was to increase net cash used for operating activities and net cash provided by financing actions by $185 million as compared to the amounts that would have been reported under the previous guidance.  2009 amounts have not been restated.